                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           Burlington Northern Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           Burlington Northern Inc.
- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                [LOGO OF BURLINGTON NORTHERN INC. APPEARS HERE]
                                      LOGO

                            BURLINGTON NORTHERN INC.

                             3800 CONTINENTAL PLAZA
                                777 MAIN STREET
                          FORT WORTH, TEXAS 76102-5384

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 20, 1995

   The Annual Meeting of Stockholders of Burlington Northern Inc. will be held on Thursday, April 20, 1995, at 9:00 a.m. Fort Worth time, at the offices of Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas 76131-2815, for the purpose of considering and voting upon the following:

     1. To elect nine Directors, each to hold office for a term of one year.

     2. The proposed 1995 Burlington Northern Inc. Restricted Stock Incentive Plan.

     3. A stockholder proposal regarding stockholder approval of the issuance of preferred stock for certain purposes, which is opposed by the Board of Directors and

     4. To transact any other business which may be properly brought before the meeting.

   Only stockholders of record at the close of business on March 2, 1995, are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

March 17, 1995

                 By Order of the Board of Directors


                                    /s/ Edmund W. Burke
                 -------------------------------------------
                                        Edmund W. Burke
                                   Executive Vice President,
                                       Law and Secretary

                      [This page intentionally left blank]

                            BURLINGTON NORTHERN INC.

                             3800 CONTINENTAL PLAZA
                                777 MAIN STREET
                          FORT WORTH, TEXAS 76102-5384

                                                                   Mailing Date:
                                                                  March 17, 1995

                                PROXY STATEMENT

  The enclosed proxy is solicited by the management of Burlington Northern Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on April 20, 1995. A proxy may be revoked by the stockholder at any time prior to its use at the meeting by notifying the Company. Each proxy will be voted and will be voted as specified.

  March 2, 1995, was the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. On that date there were 89,296,896 shares of Burlington Northern Inc. Common Stock, no par value ("Common Stock") outstanding and entitled to vote, which is the Company's only class of voting securities. Each stockholder is entitled to one vote for each share held of record.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

  The Board of Directors of the Company held twelve meetings during 1994. There are three standing committees of the Board of Directors: an Audit Committee, a Compensation and Nominating Committee and a Finance Committee. The Audit Committee met twice during 1994. This Committee recommends the employment of the Company's independent accountants, and reviews with management and the independent accountants the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of control personnel. The Compensation and Nominating Committee met twice during 1994. This Committee reviews and recommends to the Board of Directors the compensation and promotion of senior officers, the size and composition of the Board and nominees for Directors and any proposed employee benefit plans. This Committee also grants stock options and restricted stock. The Finance Committee met twice during 1994. This Committee recommends action with respect to the Company's capital structure, sources of funds and financing position, reviews terms and conditions of financing plans, and develops and recommends dividend policies.

  The Compensation and Nominating Committee will consider proposals for nominees for Directors from stockholders which are made in writing to the Executive Vice President, Law and Secretary of the Company at 3800 Continental Plaza, 777 Main Street, Fort Worth, Texas 76102-5384.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  In accordance with the By-Laws of the Company, the Board of Directors has fixed the number of Directors constituting the Board at nine. It is proposed to elect nine Directors, each to hold office for a term of one year and until his or her successor shall have been elected and qualified. Directors are elected by a plurality of the votes cast in the election of directors at the Annual Meeting of Stockholders at which a quorum consisting of in excess of 50% of the outstanding Common Stock of the Company is present in person or represented by proxy. Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nine nominees named in this Proxy Statement, subject to the condition that if any of the named nominees should be unable to serve, discretionary authority is reserved to vote for a substitute. No circumstances are presently known which would render any nominee named herein unable or unwilling to serve. Holders of the Company's Common Stock may not cumulate their votes in the election of Directors.

  Each of the following nominees is a Director of the Company at the present time and was elected by the stockholders in 1994.

        NAMES, PRINCIPAL OCCUPATIONS AND SELECTED OTHER             SERVED AS
         INFORMATION CONCERNING NOMINEES FOR DIRECTORS            DIRECTOR SINCE
        -----------------------------------------------           --------------
JACK S. BLANTON
Chairman and Chief Executive Officer                                   1989
 Houston Endowment, Inc., Houston, Texas -- Private Charitable
 Foundation. Age -- 67
Member -- Compensation and Nominating Committee and Finance Com-
 mittee
Since December, 1994, Mr. Blanton's principal occupation has been as shown above. From 1983 until March, 1988, Mr. Blanton's principal occupation was
 Chairman and Chief Executive Officer of Scurlock Oil Company. From December,
 1986 to present, Mr. Blanton has been President and Chief Executive Officer of
 Eddy Refining Company. Director of Ashland Oil, Inc., Baker Hughes Incorporat-
 ed, SBC Communications Inc. and Pogo Producing Company.
DANIEL P. DAVISON
Retired Chairman and Chief Executive Officer                           1976
 U.S. Trust Corporation, New York, New York. Age -- 70
Chairman -- Finance Committee
Member -- Compensation and Nominating Committee
Since January, 1990, Mr. Davison's principal occupation has been as shown above. From January, 1990 until December, 1993, Mr. Davison served as Chairman of Christie Manson and Woods International, Inc. From May, 1986 until January,
 1990, Mr. Davison served as Chairman of the Board and Chief Executive Officer of U.S. Trust Corporation. Director of U.S. Trust Corporation, The Atlantic
 Companies and Christie's International plc.
DANIEL J. EVANS
Chairman, Daniel J. Evans Associates,                                  1991
 Seattle, Washington--Consultant. Age -- 69
Member -- Compensation and Nominating Committee and Audit Com-
 mittee
For over five years, Mr. Evans' principal occupation has been as shown above.
 Director of McCaw Cellular Communications, Puget Sound Power and Light Compa-
 ny, Tera Computer Company, Heart Technology, Flow International, Inc. and
 Washington Mutual Savings Bank.
GERALD GRINSTEIN
Chairman and Chief Executive Officer, Burlington                       1985
 Northern Inc., Chairman and Chief Executive Officer,
 Burlington Northern Railroad Company,
 Fort Worth, Texas -- Transportation. Age -- 62
Since July, 1991, Mr. Grinstein's principal occupation has been as shown above.
 From October, 1990 to July, 1991, Mr. Grinstein was Chairman, President and
 Chief Executive Officer and from January, 1989 to October, 1990, he was Presi-
 dent and Chief Executive Officer of Burlington Northern Inc. From May, 1989 to
 July, 1991, Mr. Grinstein was Chairman, President and Chief Executive Officer
 of Burlington Northern Railroad Company. Director of Delta Air Lines, Inc.,
 Seafirst Corporation, Browning-Ferris Industries, Inc. and Sundstrand Corpora-
 tion.

     NAMES, PRINCIPAL OCCUPATIONS AND SELECTED OTHER         SERVED AS
      INFORMATION CONCERNING NOMINEES FOR DIRECTORS        DIRECTOR SINCE
     -----------------------------------------------       --------------
BARBARA C. JORDAN
Professor, The Lyndon B. Johnson School of Public Affairs       1991
 University of Texas at Austin,
 Austin, Texas
 Education. Age -- 59
Member -- Finance Committee
For over five years, Ms. Jordan's principal occupation has been as shown above. Director of The Mead Corporation, Federal Home Mortgage Loan
 Corporation and Northrop Corporation Inc.
BEN F. LOVE
Investor. Age -- 70                                             1990(1)
Chairman -- Compensation and Nominating Committee
Member -- Finance Committee
For over five years, Mr. Love's principal occupation has been as shown above. Director of Eli Lilly and Company, Mitchell Energy & Development
 Corp. and El Paso Natural Gas Company.
ARNOLD R. WEBER
Chancellor, Northwestern University, Evanston, Illinois
 Education. Age -- 65                                           1986
Chairman -- Audit Committee
Since January 1995, Mr. Weber's principal occupation has been as shown above. From February 1985 to December 1994, Mr. Weber was President of
 Northwestern University. Director of PepsiCo., Inc., Inland Steel Com-
 pany, Tribune Co., Aon Corporation and John Deere & Company.
EDWARD E. WHITACRE, JR.
Chairman of the Board and Chief Executive Officer,              1993
 SBC Communications Inc., San Antonio, Texas
 Telecommunications. Age -- 53
Member -- Audit Committee and Finance Committee
Since January, 1990, Mr. Whitacre's principal occupation has been as shown above. Director of Anheuser-Busch Companies, Inc., Emerson Elec-
 tric Co. and The May Department Stores Company.
MICHAEL B. YANNEY
Chairman and Chief Executive Officer,                           1989
 America First Companies, Omaha, Nebraska
 Finance. Age -- 61
Member -- Compensation and Nominating Committee
For over five years, Mr. Yanney's principal occupation has been as shown above. Director of Forest Oil Corporation and MFS Communications, Inc.

Note:

(1)Mr. Love served as a Director of the Company from 1986 through 1988.

                                STOCK OWNERSHIP

  The following table sets forth information as of March 6, 1995 with respect to each person known or believed by the Company to be the beneficial owner of five percent or more of any class of its voting securities. The information contained herein has been taken from Schedule 13-G filings with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

              NAME AND
             ADDRESS OF                  CLASS OF         SHARES     PERCENT
                OWNER                     STOCK            OWNED     OF CLASS
             ----------             ------------------   ---------   --------
   Putnam Investments Inc.          6 1/4% Convertible     751,895   10.9%(1)
   One Post Office Square           Preferred Stock
   Boston, Massachusetts 02109      Series A
   FMR Corp.                        Common Stock         6,155,596    6.9%(2)
   82 Devonshire Street
   Boston, Massachusetts 02109-
    3614
   Brinson Holdings, Inc.           Common Stock         4,680,200    5.3%(3)
   209 South LaSalle
   Chicago, Illinois 60604-1295

- ----------

(1) Certain investment managers together with their parent corporation Putnam Investments Inc. are considered beneficial owners in the amounts shown above of the Company's 6 1/4% Convertible Preferred Stock, Series A. The Company has been informed that such shares were acquired for investment purposes by such investment managers for certain of their advisory clients.

(2) Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,889,606 shares or 6.60% of the common stock outstanding of Burlington Northern Inc. ("the Company") as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940.

    Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 265,990 shares or 0.30% of the common stock outstanding of the company as a result of its serving as investment manager of the institutional account(s). The number of shares of common stock of Burlington Northern Inc. owned by the institutional account(s) at December 31, 1994, included 39,368 shares of common stock resulting from the assumed conversion of 37,000 shares of the 6 1/4% Convertible Preferred Stock (1.064 shares of common stock for each share of the 6 1/4% Convertible Preferred Stock). The Company has been informed that such shares were acquired for investment purposes by such investment managers for certain of their advisory clients.

(3) Brinson Partners, Inc. is a wholly-owned subsidiary of Brinson Holdings, Inc. Brinson Trust Company is a wholly-owned subsidiary of Brinson Partners, Inc. These three companies filed a joint disclosure statement on schedule 13-G to report their total ownership of Burlington Northern Inc. common stock. The Company has been informed that such shares were acquired for investment purposes.

                    OWNERSHIP OF COMMON STOCK BY MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of the Common Stock of the Company by its Directors, certain named executive officers and all its Directors and executive officers as a group as of March 6, 1995.

                                                               SHARES
  NAME OF BENEFICIAL                                        BENEFICIALLY
         OWNER                        POSITION                 OWNED       % OF CLASS
  ------------------                  --------              ------------   ----------
Jack S. Blanton          Director                                7,000         *
Daniel P. Davison        Director                                7,800(2)      *
Daniel J. Evans          Director                                5,000         *
Gerald Grinstein         Chairman, Chief Executive           1,043,838(1)      1.2
                          Officer and Director
Barbara C. Jordan        Director                                6,000         *
Ben F. Love              Director                               10,000         *
Arnold R. Weber          Director                                6,100         *
Edward E. Whitacre, Jr.  Director                                4,000         *
Michael B. Yanney        Director                                6,000         *
John T. Chain, Jr.       Executive Vice President,             127,750(1)      *
                          Safety and Corporate Support
David C. Anderson        Executive Vice President,             146,310(1)      *
                          Chief Financial Officer
Edmund W. Burke          Executive Vice President,             152,963(1)      *
                          Law and Secretary
John Q. Anderson         Executive Vice President,              71,003(1)      *
                          Coal Business Group
Directors and Executive                                      2,261,720        2.53
 Officers as a group

- ----------

Notes:

(1) Includes for Messrs. Grinstein, Chain, D. Anderson, Burke, and J. Anderson 742,634, 106,250, 98,210, 121,048, and 35,975 shares of Common Stock, subject to options presently exercisable.

(2) Includes 200 shares of Company Common Stock owned by Mrs. Davison of which Mr. Davison disclaims beneficial ownership.

(3) Mr. Grinstein has shared investment and voting power with Mrs. Grinstein with respect to 70,767 of such shares.

*Less than 1% of the outstanding Common Stock of the Company as of March 6, 1995.

  No Director or officer other than Mr. Grinstein beneficially owns more than 1% of any class of the Company's outstanding equity securities. As of March 6, 1995, the Directors and executive officers of the Company as a group beneficially owned 2,261,720 shares of the Company's Common Stock constituting approximately 2.53% of the number of shares outstanding. Unless otherwise noted and except as community property laws apply, the persons named above have sole voting and investment power over the shares shown opposite their respective names. The Company has been provided such information by its directors and executive officers. The number of shares referred to in this paragraph includes shares owned through the Company Thrift and Profit Sharing Plan I as of December 31, 1994.

  Directors of the Company who are not officers or employees of the Company receive an annual retainer of $30,000 to be paid in quarterly installments; for services as Chairman of a Committee of the Board, a supplemental annual retainer fee of $7,000 is paid in quarterly installments; for services as a Committee member of the Board (excluding the Committee Chairman), a supplemental retainer fee of $3,000 is paid in quarterly installments; and for attendance at any meeting of the Board or any Committee of the Board of which the Director is a member, a meeting fee of $1,000 is paid. Mr. Weber receives $10,000 annually in payment for his services as an economic advisor to the Board of Directors.

  Each Director received a grant of 1,000 shares of restricted Company Common Stock pursuant to The 1990 Burlington Northern Inc. Directors Restricted Stock Plan (the "Stock Plan"). Under the Stock Plan, each Director receives a one-time grant of 1,000 shares of restricted Company Common Stock which vests by one-thirds commencing on the 3rd anniversary of their grant and ending on the 5th anniversary and automatically vests upon the death, disability or retirement of the Director or upon a change in control of the Company. Approval of the merger of the Company and Santa Fe Pacific Corporation by stockholders constituted such a change in control and therefore all unvested restricted shares held by Directors vested as of February 7, 1995.

  Each Director (other than Ms. Jordan and Mr. Evans who became Directors in 1991 with respect to 1991 awards and Mr. Whitacre who became a Director in 1993 with respect to 1991 and 1992 awards) has received an option to purchase 1,000 shares of Company Common Stock in each of 1990, at an exercise price of $34.875, in 1991, at an exercise price of $29.9375, in 1992, at an exercise price of $43.50, in 1993, at an exercise price of $55.5625, and in 1994, at an exercise price of $54.125, Pursuant to The 1990 Burlington Northern Inc. Directors Stock Option Plan (the "Directors Option Plan"). Ms. Jordan and Mr. Evans also each received options to purchase 1,000 shares of Company Common Stock in 1991 at exercise prices of $30.3125 and $29.9375, respectively. Under the Directors Option Plan, each Director, who is not an officer or employee of the Company, receives each year an option to purchase 1,000 shares of Company Common Stock at its fair market value on the date of its grant. Each option vests on the first anniversary after grant and is exercisable for 10 years from such date of grant, except in the case of death, retirement or disability when different time limits apply or the occurrence of a change in control of the Company. Approval of the merger of the Company and Sante Fe Pacific Corporation by stockholders constituted such a change in control and therefore all unvested options held by Directors vested as of February 7, 1995, instead of the normal vesting on April 21, 1995.

  Under the BNI Retirement Income Plan for Directors which provides that Directors of the Company who are members of the Board of Directors as of or subsequent to January 1, 1988, and who are not active or retired officers or employees of the Company, shall receive, commencing in the January of the year following the year such Director ceases to be a Company Director, an annual payment equal to the annual retainer, exclusive of committee or meeting fees, being paid to then active members of the Company's Board of Directors. Such payments shall continue for a number of years equal to the years of service as a Director of the Company such retired Director served. If a Director dies prior to retirement, his beneficiary shall receive a payment equal to 50 percent of the payments which would have been made if he had retired at the date of death. If a Director dies after retirement, his beneficiary shall receive a payment equal to 50 percent of the balance of the remaining payments.

  Under the BNI Deferred Compensation Plan for Directors, Directors may voluntarily defer a portion or all of the fees such Director would otherwise receive. Interest is earned on deferred amounts at rates periodically set by the Compensation and Nominating Committee. Distributions are made in either five to ten annual installments or a lump sum after such Director ceases to be a Director. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as a Director of the Company. No other form of compensation was paid to Directors in 1994.

                                 PROPOSAL NO. 2

              A PROPOSAL TO CONSIDER AND ACT ON THE PROPOSED 1995
            BURLINGTON NORTHERN INC. RESTRICTED STOCK INCENTIVE PLAN

   The Board of Directors recommends the adoption of The 1995 Burlington Northern Inc. Restricted Stock Incentive Plan ("the Plan") under which a total of 1,500,000 shares of the Company's Common Stock, having one vote per share, will be made available for grants under the Plan. The Board of Directors believes that the granting of awards under the Plan will strengthen its ability to attract and retain officers, key employees and other personnel of ability and experience in the employ of the Company and its subsidiaries by furnishing suitable recognition of their ability and industry which contribute to the success of the Company. The Plan provides for the grant of restricted shares of Company Common Stock (the "Awards") in accordance with the terms and conditions therein set forth. Accordingly, the Board of Directors on January 19, 1995, approved and adopted The 1995 Burlington Northern Inc. Restricted Stock Incentive Plan, subject to approval by stockholders. An affirmative vote of a majority of the outstanding shares of Common Stock of the Company will constitute stockholder approval of the Plan.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

   The full text of The 1995 Burlington Northern Inc. Restricted Stock Incentive Plan is attached to this proxy statement as Exhibit A and reference is hereby made thereto for a complete description thereof. The following is a summary of the major provisions of the Plan and is qualified in its entirety by the full text thereof.

ADMINISTRATION

   The Plan shall be administered by the Compensation and Nominating Committee of the Board of Directors ("Committee"), or Sub-Committee of the Committee, of not less than three directors of the Company who shall be appointed by its Board of Directors. Members of the Committee shall not be eligible to participate under the Plan while serving on the Committee.

ELIGIBILITY

   To be eligible for selection by the Committee to participate in the Plan, an individual must be a full-time employee of the Company, or of any Subsidiary, as of the date on which the Committee grants to such individual an Award, and who in the judgment of the Committee holds a position of responsibility and has ability and experience to contribute to the Company's continued success. Directors of the Company who are full-time salaried officers shall be eligible to participate in this Plan. Each eligible employee to whom an Award is granted is hereinafter referred to as a "Recipient."

SHARES AVAILABLE FOR THE PLAN

   Subject to the following paragraph, the maximum number of shares for which Awards may at any time be granted under the Plan is 1,500,000 shares of Common Stock. All shares issued as Awards in accordance with the Plan shall be fully paid and non-assessable and free from preemptive rights. Upon the reversion to the Company of any shares of Common Stock which were the subject of any Award and were subsequently forfeited for any reason whatsoever, the shares of Common Stock which were the subject of such Award shall again be available for subsequent Awards under the Plan.

   In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, consolidation, reclassification, or otherwise change in the corporate structure or shares of the Company or similar event, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of shares authorized for the Plan and, with respect to outstanding Awards, the

Committee shall make appropriate adjustments in the number of shares of Common Stock which were the subject of such Awards.

GRANTS OF STOCK

   Awards may be granted to eligible employees in such number and at such times during the term of this Plan as the Committee shall determine, the Committee taking into account the duties of the respective employees, their present and potential contributions to the success of the Company, and such other factors as the Committee shall deem relevant in accomplishing the purpose of the Plan.

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS

   Each Award shall specify the number of shares of Common Stock subject thereto.

   The Company may require that, in acquiring any shares of Common Stock, the Recipient agree with, and represent to, the Company that he or she is acquiring such shares of Common Stock for the purpose of investment and with no present intention to transfer, sell or otherwise dispose of such shares except such distribution by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of any Recipient.

   The Recipient, after issuance of a Certificate, shall thereupon be a shareholder with respect to all the shares of Common Stock represented by such certificate or certificates and shall have all the rights of a shareholder with respect to all such shares of Common Stock, including the right to vote such shares of Common Stock and to receive all dividends and other distributions.

   The term "Restricted Period" with respect to Awards shall mean a period commencing on the Award Date of such shares of Common Stock to the Recipient and ending on the date which is three years thereafter (as to one-third of the amount of such respective Award), four years thereafter (as to an additional one-third of the amount of such respective Award), and five years thereafter (as to the final one-third of the amount of such respective Award); provided, however, that the Committee, in its sole and absolute discretion, may, on, but only on, the Award Date, increase the duration of a Restricted Period with respect to any Award (or any portion thereof) then being granted, or, at any time, or from time to time, shorten a Restricted Period previously established with respect to any Award, or any portion thereof, to any period of time in excess of six months after the Award Date. In the event of a Recipient's death, Permanent Disability or Retirement, the Restricted Period with respect to all outstanding Awards previously made to such Recipient, as to which Awards or any portions thereof the relevant Restricted Period(s) have not otherwise previously ended, shall then, as a result of any such events, forthwith end. At the end of the Restricted Period with respect to any Award or any portion thereof, all of the restrictions on the shares of Common Stock, as to which the Restricted Period has ended, shall terminate, the right of reversion to the Company shall cease, and full ownership of the particular shares of Common Stock shall irrevocably vest in, and such shares of Common Stock shall be freely alienable by, the Recipient.

   The Restrictions to which the shares of Common Stock shall be subject are generally as follows:

     During the Restricted Period applicable to an Award, none of the shares of Common Stock, which were or are the subject of such Award, or portion thereof, shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of.

     If the employment of a Recipient should be terminated for any reason, other than such Recipient's death, Permanent Disability or Retirement, at any time prior to the end of the relevant Restricted Period for an Award, the Recipient shall forfeit all interest in such Award, or portion of such Award, as to which the respective Restricted Period has not terminated.

     In the event of the Recipient's termination of employment for any reason other than his or her death, Permanent Disability or Retirement, the Committee may, in its sole and absolute discretion, waive the restrictions hereof with respect to all, or any portion of, an Award or Awards.

     The Committee shall have the absolute right, at any time, or from time to time, in its sole and absolute discretion, to reduce the time period of any Restricted Period with respect to any Award or portion of an Award to any length in excess of six months after the Award Date.

     The restrictions set forth with respect to any Award to which such Restricted Period was applicable shall terminate as to such Award, or portion thereof, in accordance with the time(s) and number(s) of shares of Common Stock as to which the relevant Restricted Period expires.

LIMITATIONS

   Recipients of Awards shall have no rights in respect thereof except as set forth in the Plan. Except as specifically provided, such rights may not be assigned or transferred except by will or by the laws of descent and distribution and in the event that any attempt shall be made to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any shares of Common Stock held by the Recipient prior to the termination of the Restricted Period in respect of such shares of Common Stock, then the shares of Common Stock which are the subject of such attempted disposition shall be forfeited and revert to the Company.

CHANGE IN CONTROL

   Notwithstanding any other Plan provisions pertaining to when a relevant Restricted Period with respect to any Award shall terminate, the Restricted Period as to all outstanding Awards shall automatically and irrevocably terminate upon the occurrence of a change in control, without any further action by the Committee or the Board of Directors whatsoever. Under amendments to the change in control severance agreements that will be in force with approximately 70 executive employees described on page 15 hereof, if a covered individual's employment is terminated under the conditions therein described, or if the employment of an individual covered by the 1995 Burlington Northern Railroad Company Separation Pay Plan is terminated then, in either case, restricted stock awards under this Plan will immediately vest for such individual.

TERM OF PLAN

   This Plan shall be void, and no rights to any Award, or portion thereof, shall be held by any Recipient, unless this Plan is approved by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board of Directors. Subject to the foregoing condition, Awards may be granted pursuant to the Plan from time to time within the period commencing April 1, 1995, and ending ten years after the adoption of the Plan by the Board of Directors. Awards theretofore granted may extend beyond such latter date and the terms and conditions of the plan shall continue to apply thereto and to shares of Common Stock acquired upon exercise thereof.

AMENDMENT OF THE PLAN

   Subject to the Board of Directors and the succeeding paragraph, the Committee may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the Board of Directors or stockholders of the Company.

   The Committee and the Board of Directors may not amend the Plan without the approval of the stockholders of the Company to (a) increase the maximum number of shares of the Company subject to the Plan, except as permitted by the Plan;
(b) change the class of eligible employees who may receive Awards under the Plan; (c) materially increase the benefits to Recipients under the Plan; or (d) render any member of the Committee eligible to receive an allocation at any time while he is serving on the Committee.

                               NEW PLAN BENEFITS

  In the event that Proposal No. 2 is approved by stockholders, as recommended by the Board of Directors, the following named executive officers, all of the other executive officers of the Company and certain key employees of the Company could receive annual grants of restricted stock. Such grants are determined annually by the Board Committee and the Board of Directors. Such grants are not determinable in advance. However, pursuant to the 1989 Burlington Northern Inc. Restricted Stock Incentive Plan which is substantially identical to the plan under Proposal No. 2, the following grants were made during 1994.

                                                         1995
                                               BURLINGTON NORTHERN INC.
                                                   RESTRICTED STOCK     NUMBER
                                                    INCENTIVE PLAN        OF
               NAME AND POSITION                      $ VALUE(2)        SHARES
               -----------------               ------------------------ -------
   Gerald Grinstein
    Chairman and Chief Executive Officer              $  783,750         14,250
   David C. Anderson
    Executive Vice President, Chief Financial
    Officer                                           $  550,000         10,000
   John T. Chain, Jr.
    Executive Vice President, Safety and Cor-
    porate Support                                    $  275,000          5,000
   Edmund W. Burke
    Executive Vice President, Law and Secre-
    tary                                              $  225,500          4,100
   John Q. Anderson
    Executive Vice President, Coal Business
    Group                                             $  203,500          3,700
   Executive Group (20 eligible executive of-
    ficers)                                           $3,858,283         70,049
   Non-Executive Officer Employee Group               $6,902,555        125,501

- ----------

Note:

(1) Non-Executive Directors of the Company are not eligible to participate in the 1995 Burlington Northern Inc. Restricted Stock Incentive Plan.
(2) Dollar value of grants under predecessor plan as of the date of grant.

  The Board Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, including, but not limited to, any amendment necessary to insure that the Company may obtain any required regulatory approvals, and if the Plan is suspended or terminated, the Board Committee may reinstate any or all of its provisions. No amendment, suspension or termination may impair the right of a Participant to receive a restricted stock award accrued prior to the later of the date of adoption or the effective date of such amendment, suspension or termination.

                                 PROPOSAL NO. 3

   A stockholder has filed the following Stockholder proposal:

  WHEREAS, the Company's Board of Directors has authority under the Company's charter to issue one or more classes of so-called "blank check" preferred stock, having such voting and other rights as the Board, in its sole discretion, may determine:

  WHEREAS, the Board may be able to deter unsolicited acquisition offers by placing blank check preferred in friendly hands without seeking shareholder approval;

  WHEREAS, Delaware's anti-takeover statute enhances the Board's ability to deter unsolicited takeover bids by placing a block of blank check preferred in friendly hands;

  WHEREAS, such use of blank check preferred by the Board could deprive shareholders of the opportunity to consider valuable offers for their stock;

   RESOLVED that the shareholders request that the Board:

     Adopt a policy of seeking shareholder approval prior to placing preferred stock with any person or group except for the purpose of raising capital in the ordinary course of business or making acquisitions and without a view to effecting a change in voting power.

I. THE BOARD CAN LIMIT SHIFTS IN CONTROL OF THE COMPANY BY PLACING A BLOCK OF PREFERRED STOCK IN FRIENDLY HANDS WITHOUT SHAREHOLDER APPROVAL.

  Blank check preferred can be issued by the Board for capital raising, acquisitions, or as an anti-takeover device, without shareholder approval. The Board can use blank check preferred as an anti-takeover device to deter unsolicited tender offers favorable to shareholders. For example, the Board could issue blank check preferred to dilute the stock ownership of, or create voting impediments for, an unsolicited acquiror. Since such uses of blank check preferred could potentially diminish the value of the shareholder' investment and decrease the market price of the Company's shares, shareholder approval should be obtained before the Board uses blank check preferred as an anti-takeover device.

II. DELAWARE'S ANTI-TAKEOVER STATUTE ENHANCES THE BOARD'S ABILITY TO DETER TAKEOVERS BY UNDERTAKING BLOCKING TRANSACTIONS.

  Delaware's anti-takeover statute enhances the Board's ability to deter a takeover by placing blank check preferred in friendly hands. The statute provides generally that unless an unsolicited acquiror obtains 85 percent of the Company's voting stock in the transaction by which it obtains 15 percent, it is barred for three years from consummating a business combination with the Company. The Board can thus effectively deter unsolicited bids by placing a significant block of blank check preferred in friendly hands, making it much harder (if not impossible) for an unsolicited bidder to attain the 85 percent ownership it needs to be exempted from the Delaware statute.

III. BLANK CHECK PREFERRED SHOULD NOT BE USED BY THE BOARD TO DISADVANTAGE SHAREHOLDERS WITHOUT THEIR CONSENT.

  The Board's discretionary authority to issue blank check preferred should only be exercised for corporate purposes demonstrably in the best interests of shareholders. Good corporate governance requires that holders of a majority of voting stock approve the use of blank check preferred as a deterrent to unsolicited tender offers -- a use that is not necessarily in the best interests of shareholders.

                       MANAGEMENT STATEMENT IN OPPOSITION

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

  In 1984, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation granting the Board of Directors the authority to issue preferred stock on terms set by the Board. This authority enables the Company to respond promptly to financing and acquisition opportunities and other corporate events. By restricting the Board's authority to issue preferred stock, the proposal could seriously impair the Company's ability to take advantage of strategic business opportunities and act quickly in the best interests of stockholders. The delay inherent in seeking stockholder approval could in many instances prevent the effective use of preferred stock altogether.

  There are already substantial safeguards in effect to protect stockholder interests. Eight of the nine members of the Board of Directors are independent, non-management directors, and the entire Board has a fiduciary responsibility to act in the best interests of the Company and its stockholders at all times. Moreover, any decision by the Board to issue preferred stock in a takeover situation would be subject to special scrutiny by the courts to ensure that the Board had fulfilled its fiduciary duties of care and loyalty. Finally, New York Stock Exchange rules limit the amount of securities convertible into common stock that may be issued without stockholder approval to 20% of the then outstanding voting stock. These existing safeguards ensure that the stockholders' best interests will continue to be furthered without the limitations imposed by the proposal.

  The proponent suggests that the proposal is intended to limit the use of preferred stock in the takeover context. The Board has had authority to issue preferred stock on terms set by the Board for over ten years and the proponent does not suggest that the Board has in any way abused this authority. The ability to issue preferred stock could provide the Board with critical flexibility in responding to an unsolicited acquisition proposal that is not in the stockholders' best interests, and could enable the Board to negotiate a more favorable offer or otherwise protect stockholders' interests.

  Moreover, the proposal is so imprecise that it could have a detrimental effect in other contexts as well. For example, the proposal states that preferred stock may be issued without stockholder approval to raise capital "in the ordinary course of business," but does not define the scope of this phrase. The proposal also requires stockholder approval of all preferred stock issuances unless they are "without a view to effecting a change in voting power." However, every issuance of voting preferred stock arguably effects a change in voting power. The proposal's failure to provide clear standards would create uncertainty as to whether a particular issuance of preferred stock requires stockholder approval, and would inhibit the Company's ability to respond promptly to financing conditions and acquisition opportunities that may as a result be permanently lost.

  In sum, the Company's stockholders have previously authorized the issuance of preferred stock to permit the Board, consistent with its fiduciary duties, to protect and further stockholder interests. The Board of Directors believes that the proponent's proposal would defeat this goal and would seriously impair the Company's ability to take prompt action in the best interests of stockholders.

  For the foregoing reasons, the Board of Directors recommends a vote AGAINST approval of this proposal. Unless indicated otherwise on the proxy, the proxy will be voted against the proposal.

                             EXECUTIVE COMPENSATION

  The following information is furnished for the year 1994 with respect to each of the five most highly compensated Executive Officers of the Company and its subsidiaries whose cash compensation exceeded $100,000 for services as employees of the Company:

                                                         LONG-TERM COMPENSATION
                                                      ----------------------------
                 ANNUAL COMPENSATION                        AWARDS        PAYOUTS
- ----------------------------------------------------- ------------------ ---------
          (A)            (B)    (C)     (D)     (E)      (F)       (G)      (H)      (I)
                                               OTHER                       LONG-     ALL
                                              ANNUAL  RESTRICTED           TERM     OTHER
                                              COMPEN-   STOCK            INCENTIVE COMPEN-
NAME AND PRINCIPAL            SALARY   BONUS  SATION    AWARDS   OPTIONS  PAYOUTS  SATION
POSITION                 YEAR   ($)     ($)   ($)(1)  ($)(2)(4)  (#)(4)     ($)    ($)(3)
- ------------------       ---- ------- ------- ------- ---------- ------- --------- -------
Gerald Grinstein         1994 691,667 790,860 229,410  783,750   59,800     --     40,024
 Chairman and            1993 600,000 767,760     --   956,250   71,000     --      4,950
 Chief Executive Officer 1992 631,250 525,000     --   867,500   76,422     --      4,996
John T. Chain, Jr.       1994 317,220 255,000     --   275,000   20,000     --     16,101
 Executive Vice Presi-
  dent,                  1993 305,500 247,417     --   281,250   20,000     --      4,942
 Safety and Corporate
  Support                1992 300,000 318,780     --   195,188   18,750     --      4,953
David C. Anderson        1994 333,333 225,000     --   550,000   20,000     --     17,401
 Executive Vice Presi-
  dent and               1993 313,750 250,000     --   309,375   21,000     --      2,503
 Chief Financial Officer 1992 297,917 185,000     --   264,588   25,960     --      5,541
Edmund W. Burke          1994 272,125 225,000     --   225,500   17,200     --     13,917
 Executive Vice Presi-
  dent,                  1993 261,458 245,000     --   281,250   20,000     --      7,115
 Law and Secretary       1992 247,500 159,300     --   264,588   25,960     --      5,001
John Q. Anderson         1994 259,167 225,000     --   203,500   13,600     --     14,753
 Executive Vice Presi-
  dent,                  1993 250,000 245,000     --   230,625   16,000     --      7,884
 Coal Business Group     1992 250,000 145,000     --   195,188   16,875     --      4,632

- ----------

Notes:

(1) Includes imputed interest of $179,168 on the loans described below.

(2) As of December 31, 1994 Messrs. Grinstein, Chain, D. Anderson, Burke and
    J. Anderson held 67,816; 23,832; 31,600; 20,533; and 17,299 shares of restricted common stock of the Company, respectively, subject to risk of forfeiture, which, on such date, had market values of $3,263,645; $1,146,915; $1,520,750; $988,151; and $832,514, respectively. (See Footnote
    4 below). Dividends are paid on the restricted Common Stock held by executive officers and Directors at the same rate as on the Company's unrestricted Common Stock.

(3) Partial matching contributions by the Company to Burlington Northern Inc. Thrift and Profit Sharing Plan I and Burlington Northern Inc. Nonqualified 401(k) Restoration Plan accounts of the named executive officers.

(4) No restricted stock granted to Executive Officers vests prior to three years after the date of grant, (except upon a "change in control" of the Company). Approval of the merger of the Company and Santa Fe Pacific Corporation by stockholders constituted such a change in control and therefore all unvested Restricted Stock held by executive officers, including amounts shown in Footnote 2, above vested as of February 7, 1995.

                             EMPLOYMENT AGREEMENTS

  Mr. Grinstein is employed by the Company, as its Chief Executive Officer, pursuant to an Employment Agreement dated as of April 27, 1992 (the "Agreement"), for a term commencing on June 27, 1992 and ending on June 30, 1995. The Agreement may be terminated at any time at the sole discretion and will of the Company without cause, and provides for annual salary as set by the Board of Directors in its normal annual review of compensation of executives. Mr. Grinstein participates in all incentive compensation, stock option, restricted stock, deferred compensation, survivor and supplemental benefit, short and long-term disability benefit, and all other benefit plans and perquisites available now or in the future to other senior executives of the Company. Mr. Grinstein is a participant in the Company's pension plan, and pursuant to a prior employment agreement with the Company, dated October 20, 1988, was credited with 30 years of service upon his attainment of age 60 while in the employ of the Company.

  Mr. Grinstein has agreed that, absent a change in control of the Company as defined in the employment agreements with certain of the Company's officers referred to below, during the term of the Agreement he will not sell, transfer, or otherwise dispose of any shares of capital stock of the Company directly or indirectly owned by him, other than by charitable donation. The Agreement also provides that Mr. Grinstein may borrow from the Company between $1,100,000 to $1,900,000 in 1993, $1,200,000 to $2,000,000 in 1994, and
$300,000 to $600,000 in 1995, such loans to be evidenced by non-interest bearing demand promissory notes and to be secured by security interests in certain Company Common Stock owned by Mr. Grinstein. Mr. Grinstein borrowed $880,000 in 1992, $1,600,000 in 1993 and $1,800,000 in 1994 under this arrangement and pledged 66,667, 66,667 and 66,666 shares, respectively, of Company Common Stock owned by him as security therefor.

  Mr. Chain is employed pursuant to an employment agreement commencing on February 19, 1991, and terminating on February 28, 1996, providing for a minimum annual salary of $300,000 and participation in the Company's annual bonus program. In the event that he remains employed by the Company for the full term of the agreement, then he will receive a pension based upon 30 years of service, subject to reduction by the amount of pension benefits payable by prior employers.

  Mr. D. Anderson is employed pursuant to an employment agreement commencing October 1, 1991 and terminating on September 30, 1994 providing for a minimum annual salary of $300,000 with further increases as determined by the Board of Directors from time to time. He received a bonus of $250,000 in 1991 and $150,000 in January 1992 and a grant of 25,000 shares of restricted Company Common Stock vesting at a rate of 5,000 shares per year on each anniversary of his employment with the Company on October 1, 1992, 1993, 1994, 1995 and 1996, primarily to reimburse him for certain benefits forfeited with his previous employer. Approval of the merger of the Company and Santa Fe Pacific Corporation by stockholders constituted a "change in control" under the 1989 Burlington Northern Inc. Restricted Stock Incentive Plan pursuant to which such restricted stock was granted and, therefore, such shares vested on February 7, 1995 instead of October 1, 1995 and 1996. Effective for 1992 and years thereafter, he participates in the Company's annual bonus program. Mr.
D. Anderson's pension benefits will be based upon his years of service with the Company plus those with his prior employer, such benefits to be offset by those received from his prior employer.

  Mr. Ronald A. Rittenmeyer is employed pursuant to an employment agreement commencing May 29, 1994, and terminating on May 29, 1996, providing for a minimum annual salary of $250,000 with further increases as determined by the Board of Directors from time to time. In February 1995, Mr. Rittenmeyer received a one-time lump sum bonus payment of a minimum of $160,000. Effective January 1, 1995, he became a regular participant in BNI's annual bonus program. On Mr. Rittenmeyer's commencement date, he received an award of 7,800 shares of restricted Company Common Stock under the 1989 Burlington Northern Inc. Restricted Stock Incentive Plan and an initial award of 11,700 stock options under the 1992 Burlington Northern Inc. Stock Option Incentive Plan, to vest in accordance with said plans. If employed through the fifth anniversary of his employment, or if his termination prior thereto was caused by death, permanent disability, or by BNI without cause, his pension benefits will be based upon his years of service with BNI plus those with his prior employer, such benefits to be offset by those received from his prior employer.

  Mr. Gregory T. Swienton is employed pursuant to an employment agreement commencing June 11, 1994, and terminating June 11, 1996, providing for a minimum annual salary of $230,000 with further increases as determined by the Board of Directors from time to time. In January 1995, Mr. Swienton received an incentive bonus of a minimum of $68,000. Effective January 1,1995, Mr. Swienton participated in BNI's annual bonus program. On Mr. Swienton's commencement date, he was granted an award of 2,800 shares of restricted Company Common Stock under the 1989 Burlington Northern Inc. Restricted Stock Incentive Plan and 11,700 stock options under the 1982 Burlington Northern Inc. Stock Option Incentive Plan, to vest in accordance with said plans.

   Mr. Allan B. Swift is employed pursuant to an employment agreement commencing on January 5, 1995 and terminating on January 5, 2000, providing for a minimum annual salary of $225,000 with further increases as determined by the Board of Directors from time to time. Effective January 5, 1995, he participated in the Company's annual bonus program. On February 8, 1995, Mr. Swift was granted an award of 2,800 shares of restricted stock under the 1989 Burlington Northern Inc. Restricted Stock Incentive Plan and 11,700 stock options under the 1992 Burlington Northern Inc. Stock Option Incentive Plan, to vest in accordance with such plans.

  The Company has entered into certain change in control severance agreements (the "Severance Agreements") with approximately seventy employees of the Company and/or its subsidiaries, including all of its executive officers other than Mr. Grinstein. These Severance Agreements with amendments provide for certain severance benefits if the individual's employment with the Company is terminated for certain reasons subsequent to a change in control of the Company. A "change in control" takes place if (i) a person acquires 20% voting power of the Company's stock, (ii) during any two-year period individuals who constitute the Board of Directors at the beginning of such period cease to constitute a majority thereof or (iii) stockholders approve a merger, consolidation or sale of substantially all the Company's assets or a plan of liquidation or dissolution of the Company. If the employment of a person covered by a Severance Agreement is terminated during the period commencing on the date of the stockholders' approval of the Merger and ending on the second anniversary of the Effective Time of the Merger, the date the Company decides not to consummate the Merger or the date the ICC disapproves the Merger for reasons other than death or permanent disability, cause or mandatory retirement or is terminated by the employee for Good Reason (as defined below), then the employee shall be entitled to receive the following benefits: payments of base compensation (annual salary rate and maximum bonus target) through the date of termination and all amounts otherwise owed the executive under the terms of any Company compensation plan, three times the individual's base compensation, an amount equal to the retirement benefits and the Company's Thrift and Profit Sharing Plan employer contributions payable, including employer contributions to the Burlington Northern Inc. Nonqualified 401(k) Restoration Plan (assuming the individual remained an employee for three more years or until mandatory retirement, both based on base compensation increasing 8% per year), certain insurance benefits for 18 months after termination, waiver of any restricted periods on, and the vesting of, any outstanding awards of restricted stock or stock options, any legal fees incurred in enforcing the Severance Agreement and payment of any Federal excise taxes on certain amounts paid. For purposes of the Severance Agreements, "Good Reason" means the occurrence of any of the following circumstances: (a) the assignment of any duties inconsistent with and inferior to those held immediately prior to the change in control; (b) a reduction in the individual's base compensation; (c) the relocation of the Company's principal executive offices to a location outside the Fort Worth, Texas Metropolitan Area, requiring the individual to be based anywhere other than the Company's principal executive offices or where the individual was located immediately prior to such change in control; (d) the failure by the Company to pay to the individual any portion of the individual's current or deferred compensation or other benefits when due; (e) the failure by the Company to continue in effect any material compensation plan in which the individual participated immediately prior to the change in control or the failure by the Company to continue the individual's participation therein on a basis not materially less favorable, as existed at the time of the change in control of the Company; (f) the failure to continue to provide benefits at a cost substantially similar to the cost of those enjoyed under any of the Company's life insurance, medical, health and accident, or disability plans in which the individual was participating at the time of the change in control of the Company, or the material reduction of such benefits; (g) any purported termination of the individual's employment that is not affected pursuant to the terms of the Severance Agreement; and (h) any material breach by the Company of any provision of the Severance Agreement. Prior to a change in control, the Severance Agreements impose no obligation on the Company to retain an individual as an employee or to make payment of any of the benefits mentioned therein.

  Each of the named executive officers set forth in the compensation table above and all of the Executive Officers of the Company received limited stock appreciation rights ("LSARs") on April 21, 1994 in an amount equal to the number of options granted on such date. The LSARs entitled the holder thereof to receive a payment from the Company, solely in cash, in the event a "change in control" occurred within six months of the grant of the LSAR. Because a change in control did not occur within such six month period, the LSARs expired on October 21, 1994 and no payment by the Company was made pursuant thereto. A change in control would be deemed to occur (i) if any person is or becomes the beneficial owner directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, (ii) upon the first purchase of the Company's Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company), (iii) upon the approval by the Company's stockholders of a merger or consolidation, a sale or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company, or (iv) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new Director was approved by a vote of at least two thirds of the Directors then still in office who were Directors at the beginning of the period. The LSAR would entitle the holder thereof to a payment from the Company in an amount equal to the excess of the highest price per share paid for Common Stock in connection with the change in control over the price per share stated in the grant of the limited stock appreciation right times the number of shares covered by the limited stock appreciation right, or portion thereof, which is exercised.

COMPANY PENSION PLAN

  Company Pension Plans. Benefit accruals under the Pension Plans (the Plans) of the Company and its subsidiaries are based on the annual salary and incentive bonuses as reflected in columns (c) and (d) of the Summary Compensation Table. Any commissions and other extra or added compensation or benefits of any kind or nature are not included in earnings for pension plan purposes. Estimated annual benefit levels under the Plans are not subject to any reduction for Social Security, Railroad Retirement or other offset amounts. These estimated annual benefits are computed in the form of a single life annuity and are based on average earnings and years of service at retirement as follows:

                               PENSION PLAN TABLE

                                     YEARS OF SERVICE AT RETIREMENT
                           -----------------------------------------------------------------
   PENSION EARNINGS           15                 20                 25                 30
   ----------------        --------           --------           --------           --------
      $  250,000           $ 56,865           $ 75,820           $ 94,775           $113,730
      $  300,000           $ 69,240           $ 92,320           $115,400           $138,480
      $  350,000           $ 81,675           $108,900           $136,125           $163,350
      $  400,000           $ 93,990           $125,320           $156,650           $187,980
      $  450,000           $106,365           $141,820           $177,275           $212,730
      $  500,000           $118,740           $158,320           $197,900           $237,480
      $  700,000           $168,240           $224,320           $280,400           $336,480
      $  900,000           $217,740           $290,320           $362,900           $435,480
      $1,100,000           $267,240           $356,320           $445,400           $534,480
      $1,300,000           $316,740           $422,320           $527,900           $633,480
      $1,500,000           $366,238           $488,318           $610,398           $732,477

  The Plans' formula for normal retirement at age 65 is .75% times final average earnings plus .9% of Final Average Earnings over the Integration Level, multiplied by years of service to a maximum of 30. The Integration Level is defined as two-thirds of the Tier I Railroad Retirement Wage Base (i.e., the maximum earnings subject to Social Security taxes) over the sixty months immediately preceding the month in which the participant retires. In the event that the benefits provided under the Company's qualified defined benefit pension plan exceed the limitations set forth in the Employee Retirement Income Security Act of 1974 and Section 415 of the Internal Revenue Code of 1986, as amended (collectively the "ERISA Limitations"), then the applicable limitations are imposed. In addition, benefits payable under the Company's qualified plan do not include deferred compensation and compensation which exceeds the 1994 annual limit of $150,000. The Company, has therefore, adopted a Supplemental Benefits Plan which provides a supplemental benefit equal to the amount that would have been paid if deferred compensation, ERISA limitations and the annual limit on compensation had not been considered. Mr. Burke has 10 years service and Mr. J. Anderson has 5 years service. Mr. Grinstein is deemed to have thirty years of service in accordance with a fulfilled employment agreement. Mr. Chain will be deemed to have thirty years of service in the event he remains employed by the Company for the full term of his employment agreement which ends on February 28, 1996, subject to a reduction by amount of pension benefits payable by prior employers. In accordance with Mr. D. Anderson's employment agreement, service with his prior employer will be considered by the Company for pension plan purposes. Mr. D. Anderson's pension benefit will be reduced by the amount of pension benefits payable from his prior employer.

  Senior Executive Survivor Benefit Plan. The Company has a Senior Executive Survivor Benefit Plan which is a supplemental plan under which certain Executive Officers of the Company and its designated subsidiaries are provided survivor benefit coverage in excess of the coverage generally provided for employees of the Company under the Company's group life insurance plan. Messrs. Grinstein, Chain, D. Anderson, Burke and J. Anderson are covered under this plan.

  The Company has adopted the Burlington Northern Inc. Nonqualified 401(k) Restoration Plan (the "Restoration Plan") pursuant to which certain matching contributions, which are disallowed under the Burlington Northern Inc. Thrift and Profit Sharing Plan because of the limitations on qualified retirement plans imposed by the Internal Revenue Code of 1986, as amended, are restored to certain Executive Officers of the Company by means of credits made to their accounts in the Restoration Plan as deferred compensation. Such credited amounts earn interest at a rate selected by a Management Committee. Messrs. Grinstein, Chain, David Anderson, Burke and John Anderson are covered under the Restoration Plan.

                  COMPENSATION AND NOMINATING COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS

  We are committed to providing an executive compensation program that promotes and supports Burlington Northern Inc.'s (BN) mission and its compensation philosophy. This commitment requires an executive compensation program that is managed as an investment in BN executives. In return, these executives are expected to contribute measurably to the Company's successful financial performance and help provide an adequate return to its investors. BN's executive compensation program must also:

  . Align the interests of the executives with those of the Company's stockholders by focusing executives on achieving defined performance objectives that enhance stockholder value on a continuing basis;

  . Enable the Company to attract, retain and motivate high caliber executives who are among the most skilled, talented and productively energized individuals available in a very competitive market place;

  . Inspire executives to pursue innovatively and aggressively individual, team, department and Company goals;

  . Emphasize "pay for performance" by having a significant portion of our executives' total compensation "at risk;"

  . Establish a general corporate atmosphere that combines a willingness to thoroughly analyze risks in the pursuit of profitable business while simultaneously stressing high levels of personal contact and overall leadership in order to maintain a company that acts quickly and flexibly for the benefit of our customers and stockholders; and

  . Require each executive to own a significant equity interest in the Company and manage the business from the perspective of a long-term investor and business owner.

  Burlington Northern has designed its executive compensation program using these objectives as the foundation, and we believe it meets these goals. The Company's short-term incentive program (the Senior Executive Performance Incentive Plan which was approved by the stockholders at the 1994 annual meeting) and the Stock Option Incentive Plan have also been designed so that compensation paid to the named executives meets the requirements to be deductible under the Internal Revenue Code and the proposed regulations relating to the $1 million compensation limit. The Restricted Stock Incentive Plan remains under review in conjunction with the proposed regulations to determine what amendments would need to be made in order for it to also meet the deductibility requirements. The following describes in more detail the strategies of the executive compensation program and how each relates to our goals.

BASE SALARY

  Salaries of the five highest paid executive officers are listed in the Executive Compensation Table found on page 13. We regularly review each BN executive officer's salary. Executive positions are grouped by grades which are part of the Company's total salary structure. In determining appropriate salary grade levels for each executive position, we consider the content of the job, level of responsibilities, how similar jobs are compensated in the market place and how jobs with similar content and responsibility are compensated within the Company.

  In the Company's overall salary structure, each grade is targeted at the median of general industry. It is reviewed annually to determine if adjustment is necessary based on competitive practices and economic conditions. Executives' salaries are periodically adjusted within the salary grade range based on individual performance against goals and changes in job content and responsibilities.

  We believe maintaining a competitive salary structure is in the best interest of our stockholders. We also believe optimal performance is encouraged through the use of incentive programs, furthering the goal of having "at risk" compensation as an important component of the BN executive compensation program. Because of the heavy influence of "at risk" compensation included in the executive compensation program, when all elements are considered, target levels of total compensation can vary annually from approximately the median to the 90% percentile when compared against companies in general industry with an overall revenue size similar to the Company's.

SHORT-TERM INCENTIVE PROGRAM

  The short-term program consists of an opportunity for an annual incentive award or bonus.

  Under the Incentive Compensation Plan for executives, annual incentive award pools are set based on Company performance against specified goals and levels of achievement, all of which align with the enhancement of stockholder value. For 1994, these goals included achievements in debt reduction, net income, operating ratio, service performance and safety. This committee considers each goal in relation to the Company's proprietary strategic plans.

  Based on Company performance, total cash compensation (base salary plus short-term incentive bonus) targets are set at the 90th, 75th and 50th percentiles based on surveys of total cash compensation at companies of similar complexity and revenue size in general industry. These targets for total cash compensation, which are related to the above Company goals and specified achievements, are determined, evaluated and categorized as Company performance levels of I, II or III, respectively, by this Committee. Individual awards are based on performance against individual and/or team goals.

  This Committee believes that the Company's most direct competitors for executive talent are not limited only to those companies used in a peer group established to compare stockholder returns. In order to attract and retain the most skilled and talented executives available, the market place is broader than this group. Therefore, the surveys utilized to set the compensation targets stated in this report represent companies in addition to the ones contained in the peer group index in the Stock Price Performance Graph included in this proxy statement.

  For 1994, we recommended to the Board of Directors, and they concurred, that the Company be awarded a performance level of II based on its achievements for the year. In making this determination, the Committee reviewed the Company's actual performance in each of the areas shown above.

  Also, this Committee reviews the appropriateness of individual awards to executives and has approved, in cases of superior performance and personal contribution to the Company's goals, awards exceeding the above targets and associated award pools. However, no awards were made in excess of the amounts allowed under the Senior Executive Performance Incentive Plan.

LONG-TERM INCENTIVE PROGRAM

  The long-term program is a combination of the Stock Option Incentive Plan and the Restricted Stock Incentive Plan. Through stock grants under these plans, executives receive significant equity opportunity which provides an incentive to build long-term stockholder value. Consideration for stock grants under each of the two plans is made concurrently.

Stock Options

  Stock options reward and encourage effective leadership that contributes to the Company's long-term financial success, as measured by an appreciation in its stock price. Stock options only have value for the executives when the price of the Company's stock appreciates in value from the date the stock options are granted. All stockholders will benefit from such increases in the Company's stock price.

  Annually, executives are considered for stock option grants consistent with the Company's goal to weight total compensation heavily, as well as "at risk", with a long-term equity interest for executives. This also provides a greater opportunity for reward when long-term performance is consistently achieved. The value of annual grant targets for each salary grade is set at the 75th percentile against companies in general industry with an overall average revenue size similar to the Company's. Actual amounts of stock options are granted to each executive based on his or her individual performance with respect to the accomplishment of goals and salary grade level.

Restricted Stock

  This plan was adopted to provide long-term incentive compensation to executives in the form of Company stock, based on enhancing the Company's performance and stockholder value over an extended period. This plan is directly linked to our stockholders' interests.

  Annually, executives are considered for restricted stock grants. The value of annual grant targets is set, in combination with targets for stock options, at the 75th percentile against companies in general industry with an overall average revenue size similar to the Company's. The number of shares of restricted stock granted to each executive is based on his or her individual performance with respect to the accomplishment of goals, contribution to overall Company performance results, the Company's desire to retain the executive and salary grade level. Awards vest over a period of five years which also encourages long-term employment with the Company.

STOCK RETENTION

  During 1992, the Company established a requirement that all executives retain the net, after-tax shares obtained through stock options or vested restricted stock awarded in 1992 and thereafter until he or she has accumulated a specified guideline amount based on salary grade. This guideline was set and is monitored by this Committee to increase the amount and retention of Company stock held by executives to ensure that the

Company is managed in the best long-term interests of its stockholders. We believe all stockholders benefit when the Company is managed with a goal of maximizing the return to stockholders. Stockholder return can only be maximized when executives are stockholders and, therefore, also conduct business in their own best self-interests.

CEO COMPENSATION

  Mr. Grinstein has been Chairman and Chief Executive Officer of the Company since October 1990. The Company has continued to make progress towards all of its goals during Mr. Grinstein's tenure as Chairman and CEO.

  Mr. Grinstein's compensation package has been specifically designed to reflect all the goals of the Company's executive compensation program. In keeping with this strategy, a substantial portion of his compensation is tied to increasing stockholder value and is "at risk" based on the Company's overall performance and his personal performance. We believe that having a significant portion of Mr. Grinstein's total compensation in programs involving BN stock benefits all stockholders.

BASE SALARY

  After analyzing marketplace and personal performance information consistent with the Company's compensation strategy, the Committee decided that effective February 1, 1995, Mr. Grinstein should receive a merit increase of $50,000, therefore setting his annual base salary at $750,000.

SHORT-TERM INCENTIVE PROGRAM

  Mr. Grinstein's 1994 incentive compensation bonus of $790,860 is at the target for a Company performance level II. In the Committee's opinion, this bonus represents an appropriate amount in view of Mr. Grinstein's level of personal performance in leading the Company to achieve results on the goals shown in the Short-Term Incentive Program section of this report in 1994.

LONG-TERM INCENTIVE PROGRAM

  Grants of stock options and restricted stock under the long-term incentive program in 1994 reflect the Company's competitive targets for these plans and Mr. Grinstein's personal performance in his leadership role with the Company.

THE COMMITTEE

  This Compensation and Nominating Committee reviews and recommends to the Board of Directors the compensation and promotion of senior executives, the size and composition of the Board and nominees for Director, any proposed employee benefit plans, and any grants of stock options and restricted stock. The Committee is composed entirely of independent outside Directors.

                               Ben F. Love, Chairman
                               Jack S. Blanton
                               Daniel P. Davison
                               Daniel J. Evans
                               Michael B. Yanney

                         STOCK PRICE PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the S&P Railroad Index comprised of Burlington Northern Inc., Consolidated Rail Corp., CSX Corp., Norfolk Southern Corp., Santa Fe Pacific Corp. and Union Pacific Corp. for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1989 and that all dividends were reinvested monthly.

         TOTAL RETURN INDEX VALUES OF BURLINGTON NORTHERN INC. VS. KEY
                              AVERAGES, 1989-1994

                         FISCAL YEARS ENDED DECEMBER 31


                         [GRAPH APPEARS HERE]

                                        Fiscal Years Ended December 31
                                ---------------------------------------------
                                1989     1990    1991    1992    1993    1994
                                ----     ----    ----    ----    ----    ----
Burlington Northern Inc.(a)     100     94.71   138.39  153.15  208.32  177.16
S&P Railroad Index (a)(b)(c)    100     95.56   155.98  175.14  217.05  187.51
S&P 500 (a)(b)                  100     96.89   126.42  136.05  149.76  151.74


- ----------

(a) All distributions to stockholders are reinvested monthly.

(b) Source: Standard & Poor's Compustat, a division of McGraw-Hill, Inc.

(c) Comprised of Burlington Northern Inc., Consolidated Rail Corp., CSX Corp., Norfolk Southern Corp., Santa Fe Pacific Corp., and Union Pacific Corp.

                    OPTION GRANTS IN LAST FISCAL YEAR (1994)

                                                                   POTENTIAL REALIZABLE
                                                                  VALUE AT ASSUMED ANNUAL
                                                                   RATES OF STOCK PRICE
                                                                  APPRECIATION FOR OPTION
               INDIVIDUALGRANTS                                            TERM
 --------------------------------------------                     ------------------------
                                  % OF TOTAL
          (A)                      OPTIONS
                         OPTIONS  GRANTED TO
                         GRANTED EMPLOYEES IN EXERCISE EXPIRATION
          NAME             (#)   FISCAL YEAR   PRICE      DATE      5% ($)      10% ($)
          ----           ------- ------------ -------- ---------- ----------- ------------
Gerald Grinstein........ 59,800      8.0%     $54.1250  04/21/04    2,035,528   5,158,426
John T. Chain, Jr. ..... 20,000      2.7%      54.1250  04/21/04      680,778   1,725,226
David C. Anderson....... 20,000      2.7%      54.1250  04/21/04      680,778   1,725,226
Edmund W. Burke......... 17,200      2.3%      54.1250  04/21/04      585,469   1,483,695
John Q. Anderson........ 13,600      1.8%      54.1250  04/21/04      462,929   1,173,154

- ----------

(1) Options would normally vest on April 21, 1995, one year after their grant at the exercise price shown above and have a term of ten years from their date of grant. However, approval of the merger of the Company and Santa Fe Pacific Corporation by stockholders constituted a change in control and therefore all unvested options held by the above-named executive officers vested as of February 7, 1995.

(2) Each of the named executive officers set forth above also received limited stock appreciation rights ("LSARs") on April 21, 1994 in an amount equal to the number of options granted on such date. The LSARs entitled the holder thereof to receive a payment from the Company, solely in cash, in the event a "change in control" occurred within six months of the grant of the LSAR. Because a change in control did not occur within such six month period, the LSARs expired on October 21, 1994 and no payment by the Company was made pursuant thereto. A change in control would be deemed to occur (i) if any person is or becomes the beneficial owner directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, (ii) upon the first purchase of the Company's Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company), (iii) upon the approval by the Company's stockholders of a merger or consolidation, a sale or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company, or
    (iv) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new Director was approved by a vote of at least two thirds of the Directors then still in office who were Directors at the beginning of the period. The LSAR would entitle the holder thereof to a payment from the Company in an amount equal to the excess of the highest price per share paid for Common Stock in connection with the change in control over the price per share stated in the grant of the limited stock appreciation right times the number of shares covered by the limited stock appreciation right, or portion thereof, which is exercised.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND DECEMBER 1994 OPTION VALUES

                                                       NUMBER OF     VALUE OF
                                                      UNEXERCISED   UNEXERCISED
                                                      OPTIONS AT    OPTIONS AT
                                                     DECEMBER 31,  DECEMBER 31,
                                                      1994 (#)(1)    1994 ($)
                                                     ------------- -------------
                                             VALUE
                            SHARES ACQUIRED REALIZED EXERCISABLE/  EXERCISABLE/
           NAME             ON EXERCISE (#)   ($)    UNEXERCISABLE UNEXERCISABLE
           ----             --------------- -------- ------------- -------------
Gerald Grinstein...........         0           0      606,766/    $12,203,713/
                                                        135,868       1,617,187
David C. Anderson..........         0           0       70,125/        337,570/
                                                         28,085          74,241
John Q. Anderson...........         0           0       20,500/         80,156/
                                                         15,475          13,594
Edmund W. Burke............         0           0       84,140/        787,158/
                                                         36,908         398,983
John T. Chain, Jr..........         0           0       79,000/        855,209/
                                                         27,250          89,531

- --------
(1) Approval of the merger of the Company and Santa Fe Pacific Corporation constituted a change in control and therefore all unvested options held by the above executive officers vested as of February 7, 1995.

                             COMPENSATION COMMITTEE

  The Compensation and Nominating Committee of the Board of Directors of the Company consists of Messrs. Ben F. Love, Chairman, Jack S. Blanton, Daniel P. Davison, Daniel J. Evans and Michael B. Yanney.

                                    AUDITORS

  The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants for the year ending December 31, 1995.

  Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

  The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the management will be borne by the Company. Solicitation will be by mail. In addition, Kissel-Blake Inc. has been retained to aid in the solicitation at an estimated fee of $9,000.

                                 OTHER MATTERS

  The management knows of no other matters which are likely to be brought before the meeting. However, if any other matters, not now known or determined, come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                                 ANNUAL REPORT

  A copy of the Company's 1994 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder of record. Stockholders not receiving a copy of such Annual Report may obtain one by writing or calling Edmund W. Burke, Executive Vice President, Law and Secretary, Burlington Northern Inc., 3800 Continental Plaza, 777 Main Street, Fort Worth, Texas 76102-5384, Telephone (817) 333-7951.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1996 ANNUAL MEETING

  Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 1996 Annual Meeting of Stockholders must be received by the Executive Vice President, Law and Secretary on or before November 20, 1995.

                       By Order of the Board of Directors

                                Edmund W. Burke
                           Executive Vice President,
                               Law and Secretary

                                                                       EXHIBIT A


                       THE 1995 BURLINGTON NORTHERN INC.

                        RESTRICTED STOCK INCENTIVE PLAN

                      [This page intentionally left blank]

                                                                       EXHIBIT A

                       THE 1995 BURLINGTON NORTHERN INC.
                        RESTRICTED STOCK INCENTIVE PLAN

                                   SECTION 1

                                    Purpose

   1.1.The purpose of The 1995 Burlington Northern Inc. Restricted Stock Incentive Plan ("Plan") is to promote the interests of Burlington Northern Inc. ("Company") and its shareholders by strengthening its ability to attract and retain officers, key employees and other personnel of ability and experience in the employ of the Company and its subsidiaries by furnishing suitable recognition of their ability and industry which contribute to the success of the Company. The Plan provides for the grant of restricted shares of Company Common Stock ("Awards") in accordance with the terms and conditions set forth below.

                                   SECTION 2

                                  Definitions

   2.1.Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2.1:

      (a) Board of Directors: The Board of Directors of the Company.

      (b) Change in Control: As used in this Plan, a Change in Control shall be deemed to occur (i) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) of the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities;
  (ii) upon the first purchase of the Company's Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company); (iii) the Effective Time of a merger or consolidation of the Company, a sale or disposition of all or substantially all of the Company's assets, or a plan of liquidation or dissolution of the Company; or (iv) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Provided however that notwithstanding any other provision in this Plan, no Change in Control shall have occurred for purposes of the Plan unless the first of the event or period set forth in (i) through (iv) shall have commenced on or after January 1, 1995; provided further that in the event that the BN-SFP merger is consummated, the beginning of the period described in (iv) shall be the day after the new directors are first elected after consummation of the BN-SFP merger.

      (c) Code: The Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the Treasury adopted pursuant to the Code.

      (d) Committee: The Committee designated to administer the Plan pursuant to the Provisions of Section 3.

      (e) Common Stock: The Common Stock of the Company, without par value, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 5.

      (f) Exchange Act: The Securities Exchange Act of 1934, as amended.

      (g) Permanent Disability: Permanent Disability under this Plan means such disability which would qualify a Recipient to receive benefits, after satisfying the elimination period thereinunder the Burlington Northern Inc. Long Term Disability Plan, as now or hereafter in effect.

      (h) Subsidiary: An entity that is designated by the Committee as a subsidiary for purposes of this plan and that is a corporation (or other form of business association that is treated as a corporation for tax purposes) of which shares (or other ownership interests) having more than 50 percent of the voting power are owned or controlled, directly or indirectly, by the Company so as to qualify as a "subsidiary corporation" (within the meaning of Code Section 425(f)).

      (i) Retirement: Retirement means a termination of employment which, for the purposes of this Plan only, has been approved by the Committee and/or which constitutes a "retirement" under any applicable qualified pension benefit plan maintained by the Company, or any Subsidiary thereof, or, if such plan is applicable, then, which would constitute a "retirement" under such a plan if such individual were a participant in that plan.

      (j) Effective Time: As used in this Plan, Effective Time shall mean the moment at which all of the following events shall have occurred: (1) the shareholders of the Company shall have approved a merger or consolidation, sale, or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company requiring their approval; (ii) the shareholders of each other entity being merged into or consolidated with the Company or into which the Company is being merged shall have approved the merger or consolidation if the vote of the stockholders of such entity or entities is required to authorize the merger or consolidation; and (iii) all regulatory approvals (including the approval and authorization by the Interstate Commerce Commission or successor thereof of the merger or consolidation as approved by the shareholders under (i) and (ii), necessary as a condition precedent to the consummation of the merger or consolidation, sale, or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company shall have been given in writing.

                                   SECTION 3

                                 Administration

   3.1.The Plan shall be administered by a Committee, or Sub-Committee of a Committee, of not less than three directors of the Company who shall be appointed by its Board of Directors. Members of the Committee shall not be eligible to participate under the Plan while serving on the Committee. No person shall serve as a member of the Committee unless at the time of his appointment and service he shall be a "disinterested person," as defined in Rule 16(b)(3) of the General Rules and Regulations under the Exchange Act or any successor Act then in effect.

   3.2.The Committee shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to select persons eligible to participate in the Plan, to grant Awards thereunder, to administer the Plan, to make recommendations to the Board, and to take all such steps and to make all such determinations in connection with the Plan and the Awards granted thereunder as it may deem necessary or advisable, which determination shall be final and binding upon all participants. The Committee shall cause the Company, at its expense, to take any action related to the Plan which may be required or necessary to comply with the provisions of any federal or state law or any regulations issued thereunder.

   3.3.Each member of the Committee, while serving as such, shall be considered to be acting in his capacity as Director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for willful misconduct in the performance of their duties.

   3.4.The fact that a member of the Board or Directors is, or shall theretofore have been or thereafter may be, a person who has received or is eligible to receive an Award shall not disqualify him from taking part in and voting at any time as a member of the Board of Directors in favor of or against any amendment or repeal of the Plan.

                                   SECTION 4

                                  Eligibility

   4.1.To be eligible for selection by the Committee to participate in the Plan, an individual must be a full-time employee of the Company, or of any Subsidiary, as of the date on which the Committee grants to such individual an Award, and who in the judgment of the Committee holds a position of responsibility and has ability and experience to contribute to the Company's continued success. Directors of the Company who are full-time salaried officers shall be eligible to participate. Each eligible employee to whom an Award is granted is hereinafter referred to as a "Recipient."

                                   SECTION 5

                         Shares Available for the Plan

   5.1.Subject to Section 5.2 hereof, the maximum number of shares for which Awards may at any time be granted under the Plan is 1,500,000 shares of Common Stock, from shares held in the Company's treasury or out of the authorized but unissued shares of the Company, or partly out of each, as shall be determined by the Board of Directors. All authorized and unissued shares (if any) issued as Awards in accordance with the Plan shall be fully paid and non-assessable and free from preemptive rights. Upon the reversion to the Company of any shares of Common Stock which were the subject of an Award and were subsequently forfeited for any reason whatsoever, the shares of Common Stock which were the subject of such Award shall again be available for subsequent Awards under the Plan.

   5.2.In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, consolidation, reclassification, or otherwise change in the corporate structure or shares of the Company or similar event, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of shares authorized for the Plan and, with respect to outstanding Awards, the Committee shall make appropriate adjustments in the number of shares of Common Stock which were the subject of such Awards.

                                   SECTION 6

                                Grant of Awards

   6.1.Awards may be granted to eligible employees in such number and at such times during the term of this Plan as the Committee shall determine, the Committee taking into account the duties of the respective employees, their present and potential contributions to the success of the Company, and such other factors as the Committee shall deem relevant in accomplishing the purpose of the Plan. The granting of an Award shall take place when the Committee, by resolution, written consent or other appropriate action, determines to grant such Award to a particular Recipient (the "Award Date") as hereinafter provided.

                                   SECTION 7

                Terms and Conditions of Restricted Stock Awards

   7.1.Each Award shall specify the number of shares of Common Stock subject thereto.

   7.2.The Company may require that, in acquiring any shares of Common Stock, the Recipient agree with, and represent to, the Company that he is acquiring such shares of Common Stock for the purpose of investment and with no present intention to transfer, sell or otherwise dispose of such shares except such distribution by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of any Recipient. Such shares of Common Stock shall be transferable thereafter only if the proposed transfer shall be permissible pursuant to the Plan and if, in the opinion of counsel (who shall be satisfactory to the Company), such transfer shall at such time be in compliance with applicable securities laws. The Recipient shall deliver to the Company an agreement in writing, signed by him, in form and substance as set forth in Exhibit A hereto annexed, and the Company shall forthwith acknowledge its receipt thereof.

   7.3.Shares of Common Stock shall forthwith, after the making of the representation and delivery of the agreement required by Section 7.2 hereof, be duly issued and a certificate or certificates for such shares shall be issued in the Recipient's name. The Company may, in its discretion, determine to retain such certificates until the termination of the "Restricted Period" (as such term is defined in Section 7.5 hereof) with respect to any Award or portion thereof. The Recipient, after issuance of a certificate, whether retained by the Company or delivered to him, shall thereupon be a shareholder with respect to all the shares of Common Stock represented by such certificate or certificates and shall have all the rights of a shareholder with respect to all such shares of Common Stock, including the right to vote such shares of Common Stock and to receive all dividends and other distributions (subject to the provisions of Section 7.4 hereof) paid with respect to such shares of Common Stock; provided, however, that such shares of Common Stock shall be subject to the restrictions hereinafter described in Section 7.6. Certificates of Common Stock representing the shares subject to such restrictions shall bear the following legend:

     The shares represented by this certificate are subject to certain restrictions set forth in the 1995 Burlington Northern Inc. Restricted Stock Incentive Plan (the "Plan"). All stock awarded pursuant to the Plan shall revert to the Company upon termination of employment of the grantee by the Company or the voluntary resignation by the grantee from his or her employment with the Company prior to the termination of the "Restricted Period" as such term is defined in the Plan subject to the authority of the committee. Such shares shall be further restricted during the Restricted Period so that during such Restricted Period such shares may not be sold, transferred by gift, assigned or otherwise disposed of or pledged, mortgaged, assigned as security or otherwise encumbered, and provided that such Restricted Period shall terminate if, during such period, a Change in Control occurs (as defined in the Plan) or the Recipient's employment with the Company is terminated by reason of his or her death, Permanent Disability, or Retirement (as such terms are defined in the Plan).

   7.4.In the event that, as the result of s stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, the Recipient shall, as the owner of shares of Common Stock subject to restrictions hereunder, be entitled to new or additional or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new or additional or different shares or securities shall also be imprinted with a legend as provided in Section 7.3 and all provisions of the Plan relating to restrictions and lapse of restrictions herein set forth shall thereupon be applicable to such new or additional or different shares or securities to the extent applicable to the shares of Common Stock with respect to which they were distributed.

   7.5.The term "Restricted Period" with respect to Awards shall mean a period commencing on the Award Date of such shares of Common Stock to the Recipient and ending on the date which is three years thereafter (as to one-third of the amount of such respective Award), four years thereafter (as to an additional one-third of the amount of such respective award), and five years thereafter (as to the final one-third of the amount of such respective Award); provided, however, that the Committee, in its sole and absolute discretion, may, on, but only on, the Award Date, increase the duration of a Restricted Period with respect to any Award (or any portion thereof) then being granted, or, at any time, or from time to time, shorten a Restricted Period previously established with respect to any Award, or any portion thereof, to any period of time in excess of six months after the Award Date. In the event of a Recipient's death, Permanent Disability or Retirement, the Restricted Period with respect to all outstanding Awards previously made to such Recipient, as to which Awards or any portions thereof the relevant Restricted Period(s) have not otherwise previously ended, shall then, as a result of any of such events, forthwith end. At the end of the Restricted Period with respect to any Award or any portion thereof, all of the restrictions contained in Section 7.6 hereof on the shares of Common Stock, as to which the Restricted Period has ended, shall terminate, the right of reversion to the Company provided in Sections 7.6(b) and 8.2 hereof shall cease, and full ownership of the particular shares of Common Stock shall irrevocably vest in, and such shares of Common Stock shall be freely alienable by, the Recipient.

   7.6.The restrictions to which the shares of Common Stock shall be subject shall be as follows:

      (a) During the Restricted Period applicable to an Award, or any portion thereof, except as otherwise specifically provided in the Plan, none of the shares of Common Stock, which were or are the subject of such Award, or portion thereof, shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of.

      (b) Except as otherwise provided in Sections 7.6(c), (d), and 9.1, if the employment of a Recipient should be terminated for any reason, other than such Recipient's death, Permanent Disability or Retirement, at any time prior to the end of the relevant Restricted Period for an Award, the Recipient shall forfeit all interest in such Award, or portion of such Award, as to which the respective Restricted Period has not terminated, and all necessary steps shall be taken immediately to transfer ownership of such shares of Common Stock, which were the subject of such Award, or portion of an Award, back to the Company.

      (c) In the event of the Recipient's termination of employment for any reason other than his or her death, Permanent Disability or Retirement, the Committee may, in its sole and absolute discretion, waive the restrictions set forth in Section 7.6(b) hereof with respect to all, or any portion of, an Award or Awards.

      (d) Notwithstanding the preceding provisions of this Section 7.6, the Committee may cause and and/or all Restricted Periods with respect to any and/or all Awards, or portions thereof, to terminate prior to the expiration of the previously established Restricted Periods of such Awards, if substantially all of the assets and business of the Company are sold, the Company is to be dissolved or liquidated, or the Company is to be merged into or consolidated with another entity and the Company is not the surviving corporation.

      (e) Notwithstanding anything else to the contrary herein contained, the Committee shall have the absolute right, at any time, or from time to time, in its sole and absolute discretion, to reduce the time period of any Restricted Period with respect to any Award or portion of an Award to any length in excess of six months after the Award Date.

   7.7.The restrictions set forth in Section 7.6 hereof, with respect to any Award to which such Restricted Period was applicable, shall terminate as to such Award, or portion thereof, in accordance with the time(s) and number(s) of shares of Common Stock as to which the relevant Restricted Period expires. Upon such expiration of the Restricted Period, replacement certificates shall be issued for the number of shares of Common Stock with respect to which the restrictions have lapsed, which certificates shall be free of the restrictions imposed under Section 7.6.

   7.8.Nothing in Section 7, or elsewhere in this Plan, shall preclude the transfer of shares, on the death of the Recipient, to his legal representatives or his estate or his designated beneficiary, or preclude such representatives from transferring such shares, or any of them, to the person or persons entitled thereto by will or designation or by the laws of descent and distribution.

                                   SECTION 8

                                  Limitations

   8.1.No person shall at any time have any right to receive an allocation of shares hereunder and no person shall have authority to enter into an agreement for the making of an allocation or to make any representation or warranty with respect thereto.

   8.2.Recipients of Awards shall have no rights in respect thereof except as set forth in the Plan. Except as provided in Section 7.2 or 7.8 hereof, such rights may not be assigned or transferred except by will or by the laws of descent and distribution and in the event that any attempt shall be made to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any shares of Common Stock held by the Recipient prior to the termination of the Restricted Period in respect of such shares of Common Stock, then the shares of Common Stock which are the subject of such attempted disposition shall be forfeited and revert to the Company. Before issuance of shares of Common Stock, no such shares of Common Stock shall be earmarked for the Recipients' accounts nor shall they have any rights as stockholders with respect to such shares of Common Stock.

                                   SECTION 9

                               Change in Control

   9.1.Notwithstanding any other Plan provisions pertaining to when a relevant Restricted Period with respect to an Award shall terminate, the Restricted Period as to all outstanding Awards shall automatically and irrevocably terminate upon the occurrence of a Change in Control, without any further action by the Committee or the Board of Directors whatsoever.

                                   SECTION 10

                        Regulatory Approvals and Listing

   10.1.Section 7.3 notwithstanding, the Company shall not be required to issue any certificate for shares of Common Stock upon the grant of an Award granted under the Plan prior to:

      (a) The obtaining of any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable.

      (b) The listing of such shares on any stock exchange on which the Common Stock may then be listed.

      (c) The completion of any registration or other qualification of such shares of Common Stock under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.

                                   SECTION 11

                                  Term of Plan

   11.1.This Plan shall be void, and no rights to any Award, or portion thereof, shall be held by any Recipient, unless this Plan is approved by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board of Directors. Subject to the foregoing condition, Awards may be granted pursuant to the Plan from time to time within the period commencing April 13, 1995, and ending ten years after the earlier of the adoption of the Plan by the Board of Directors or the approval of the Plan by the stockholders. Awards theretofore granted may extend beyond such latter date and the terms and conditions of the Plan shall continue to apply thereto and to shares of Common Stock acquired upon exercise thereof.

                                   SECTION 12

              Amendment, Termination or Discontinuance of the Plan

   12.1.Subject to the Board of Directors and this Section 12, the Committee may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the Board of Directors or stockholders of the Company, including, but not limited to, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 10 hereof; provided, however, that no change in any Award theretofore granted may be made without the consent of the Recipient if such change would impair or diminish the rights of the Recipient to acquire or retain any Award, or portion thereof, upon terms and conditions no more onerous than those which would have applied under the Plan prior to such change.

   12.2.The Committee and the Board of Directors may not amend the Plan without the approval of the stockholders of the Company to (a) increase the maximum number of shares of the Company subject to the Plan, except as permitted by
Section 5.2; (b) change the class of eligible employees who may receive Awards under the Plan; (c) materially increase the benefits to Recipients under the Plan; or (d) render any member of the Committee eligible to receive an allocation at any time while he is serving on the Committee.

   12.3.The Board of Directors may at any time suspend the operations of or terminate the Plan with respect to any shares of Common Stock not at the time subject to an Award.

                                   SECTION 13

                                 Miscellaneous

   13.1By acceptance of any Award under this Plan, each employee agrees that such Award is special compensation, and that any amount paid will not affect
(i) the amount of any pension under any pension or retirement plan in which he participates as an employee of the Company; (ii) the amount of coverage under any group life insurance plan in which he participates as an employee of the Company; or (iii) the benefits under any other benefit plan of any kind heretofore or hereinafter in effect, under which the availability or amount of benefits is related to compensation.

   13.2.Designation of an employee as a Recipient shall not give any employee any right to continued employment by the Company, and the right to dismiss any employee at any time with or without assigning a reason therefor is specifically reserved to the Company. Designation as a Recipient in the Plan or the receipt of an Award with respect to any year shall not give an employee the right to receive an Award with respect to any subsequent period.

   13.3.No right or interest of any Recipient in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, and bankruptcy; and no right or interest of any Recipient shall be liable for, or subject to, any obligation or liability of such Recipient.

   13.4.The Plan shall be governed by the laws of the State of Texas.

   13.5.All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Company.

   13.6.The Company is authorized to withhold any tax required to be withheld from the amount considered as taxable compensation to the Recipient. In the event that funds are not otherwise available to cover any required withholding tax, the Recipient shall be required to provide such funds before shares shall be issued to him. The Recipient will immediately notify the Company of any election he may make under Section 83(b) of the Code (and under any successor section thereto having similar import) with respect to any Award under this Plan.

                                                                 BURLINGTON
                                                                 NORTHERN
                                                                 INC.
- -------------------------------------------------------------------------------


YOUR VOTE IS IMPORTANT                    NOTICE OF
YOUR MANAGEMENT WILL APPRECIATE           ANNUAL MEETING
THE                                       OF STOCKHOLDERS
PROMPT RETURN OF YOUR SIGNED              AND
PROXY SO                                  PROXY STATEMENT
THE SHARES YOU OWN WILL BE
REPRESENTED
AT THE ANNUAL MEETING OF
STOCKHOLDERS.
- -------------------------------------------------------------------------------

                                          TO BE HELD AT
                                          BURLINGTON NORTHERN RAILROAD COMPANY
                                          3017 LOU MENK DRIVE
                                          FORT WORTH, TEXAS
                                          APRIL 20, 1995
                                          9:00 A.M.
                                          FORT WORTH TIME

                      SOLICITED BY THE BOARD OF DIRECTORS
            BURLINGTON NORTHERN INC. ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 20, 1995

                                     PROXY

        The undersigned hereby appoints Gerald Grinstein and Edmund W. Burke, and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Burlington Northern Railroad Company, 3017 Lou Monk Drive, Forth Worth, Texas 76131-2815 on April 20, 1995 and at any adjournment or postponement of such meeting for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

        The Board of Directors recommends a vote FOR proposals 1 and 2 and AGAINST proposals 3.

                   (IMPORTANT- TO BE SIGNED OF REVERSE SIDE)

SEE REVERSE SIDE


[X] Please mark vote as in this example.

If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

       Election of directors
Nominees: J.S Blanton, D.P. Davison, D.J. Evans, G. Grinstein, B.C. Jordan, B.F. Love, A.R. Weber, E.E. Whisacre, Jr., M.B. Vanney.

        FOR                 WITHHELD
        [ ]                   [ ]

[ ]______________________________________
   For all nominees except as noted above


2. The proposed 1995 Burlington Northern Inc. Restricted Stock Incentive Plan

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

3. Stockholder proposal regarding preferred stock issuance

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]


        MARK HERE FOR ADDRESS
        CHANGE AND NOTE AT LEFT  [ ]

Please sign exactly as your name appears. If acting as attorney, executor, trustee or in any other representative capacity, sign name and title.

Signature:                          Date:
          -------------------------      _____________

Signature:                          Date:
          -------------------------      -------------